Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q1 RESULTS

Q1 NET SALES AND EPS EXCEED OUTLOOK

RAISES ORGANIC REVENUE AND MAINTAINS FULL YEAR EPS OUTLOOK

2021 First Quarter Results	2021 Full Year Outlook
•Net Sales +6.3%: Domestic +5.8%, Int’l +9.0%, SPD +6.0%	•Raises Net Sales growth to +5-6%; Raises Organic to +4-5%
•Organic sales +4.9%: Domestic +5.1%, Int’l +3.2%, SPD +6.0% •EPS -4.3%; Adjusted “Flat”	•Adjusted EPS: $3.00-$3.06 (+6 to +8%)¹ •Cash from operations approx. $1 billion

EWING, NJ, APRIL 29, 2021 – Church & Dwight Co., Inc. (NYSE: CHD) today announced first quarter net sales grew 6.3% to $1,238.9 million.  The Company continues to experience a significant increase in consumer demand for many of its products.  Volume growth was driven by higher consumption.  Organic sales grew 4.9% driven by volume growth of 3.1% and positive product mix and pricing of 1.8%.

First quarter 2021 EPS decreased 4.3% to $0.88 per share.  Adjusted EPS, which excludes a positive acquisition related earn-out adjustment, was flat at $0.83, exceeding the Company’s adjusted outlook of $0.80.²

Matthew Farrell, Chief Executive Officer, commented, “I’d like to recognize all Church & Dwight employees around the world for their continued dedication to helping us successfully navigate the difficult environment, especially our Supply Chain and R&D teams as during this quarter the Company faced additional complexities of raw material shortages as a result of the Texas freeze.

“Our brands once again delivered strong consumption in Q1. We experienced double-digit consumption growth in many domestic categories, especially gummy vitamins, pregnancy test kits, women’s electric grooming, battery toothbrush, and toothache.  The double-digit gummy vitamin growth is on top of strong growth a year ago.  Existing households are consuming more vitamins and household penetration of gummy vitamins has increased.  In our International business despite many countries experiencing lockdowns, organic revenues grew 3.2%, led by our Global Markets Group.  Overall, online sales grew 54% and as a percentage of total sales were 14.8% in Q1 compared to 10.2% in 2020.

“In the first quarter, many key raw materials were in short supply due to the Texas freeze and container shortages.  We continued to serve our customers thanks to the efforts of our Supply Chain and R&D teams.  Raw material and transportation costs began rising in February and these cost pressures were further exacerbated due to the Texas freeze causing prices to spike further.  We expect the tight supply and higher input costs to continue for the balance of the year.  We have announced pricing actions in laundry and in our International businesses and also plan to reduce promotional spending to help mitigate increased costs.”

First Quarter Review

Consumer Domestic net sales were $942.4 million, a $51.4 million or 5.8% increase driven by household and personal care sales growth and acquisitions.  Organic sales increased 5.1% due to higher volume (+3.3%) and positive price and product mix (+1.8%).  Growth was led by VITAFUSION® and L’IL CRITTERS® gummy vitamins,

WATERPIK® oral care products, FLAWLESS® beauty products, ARM & HAMMER® clumping cat litter, KABOOM® bathroom cleaners, and VIVISCAL® hair thinning.

Consumer International net sales were $216.4 million, a $17.8 million or a 9.0% increase, primarily driven by the Global Markets Group organic growth and the impact of currency. Despite European lockdowns, organic sales increased 3.2% due to higher volume (+3.5%), partially offset by price and product mix (-0.3%).  Organic sales were driven primarily by WATERPIK, ARM & HAMMER liquid laundry detergent, OXICLEAN® stain fighter, and FEMFRESH® intimate wash in the Global Markets Group, WATERPIK in Germany, and ANUSOL® hemorrhoidal products in the U.K.

Specialty Products net sales were $80.1 million, a $4.5 million or a 6.0% increase driven by the dairy market.  Organic sales increased due to higher pricing (+7.6%), partially offset by lower volume (-1.6%).  Milk prices have remained stable.

Gross margin decreased 120 basis points to 44.5% due to the impact of higher distribution costs as well as higher manufacturing costs primarily related to commodities, COVID-19 pandemic related expenses, and higher tariffs, partially offset by productivity and favorable volume and price.

Marketing expense was $98.7 million, an increase of $2.3 million or 2.4%.  Marketing expense as a percentage of net sales decreased 30 basis points to 8.0%.

Selling, general, and administrative expense (SG&A) was $149.6 million or 12.1% of net sales on a reported basis, a 170 basis point increase.  Adjusted SG&A as a percentage of net sales increased 60 basis points primarily due to acquisition related intangible amortization.²

Income from Operations was $302.6 million or 24.4% of net sales.  Adjusted Income from Operations was $283.6 million or 22.9% of net sales.²

Other Expense of $11.6 million declined primarily due to lower interest expense resulting from lower interest rates.

The effective tax rate was 24.2% compared to 23.2% in 2020, an increase of 100 basis points primarily related to lower stock option exercises.

Operating Cash Flow

For the first three months of 2021, cash from operating activities decreased 57.6% to $100.2 million, a $136.3 million decrease from the prior year as higher cash earnings, were offset by an increase in working capital.  Inventory is higher to support increases in sales due to continued recovery of customer fill levels.  Accounts payable and accrued expenses decreased due to timing of payments.  Capital expenditures for the first three months were $26.3 million, a $9.5 million increase from the prior year to support production capacity related to increased demand.

At March 31, 2021, cash on hand was $127.5 million, while total debt was $2,095.3 million.

2021 New Products

Mr. Farrell commented, “Innovation has been a hallmark of Church & Dwight’s success.  We will continue to invest in new products and R&D to drive long-term revenue and earnings growth and to meet consumer needs.  We are very excited about our new product launches.

“In the household products portfolio, we are introducing OXICLEAN Laundry and Home Sanitizer.  It is the first and only sanitizing product that consumers add directly to the washing machine with their regular detergent, that boosts stain fighting and eliminates 99.9% of bacteria and viruses.  The product is also designed for cleaning throughout the house on a variety of surfaces for a germ-free clean.

“In the personal care portfolio, WATERPIK launched WATERPIK IONTM, a water flosser which is 30% smaller and contains a lithium ion battery that lasts up to four weeks with a single charge and is specifically designed for smaller bathroom spaces with limited counter space and electric outlets.  To capitalize on its earlier success, WATERPIK

SONIC-FUSION®, the world’s first flossing toothbrush, was upgraded to SONIC-FUSION 2.0, with two brush head sizes and two brush speeds.  FLAWLESS is capitalizing on the at-home beauty and self-care trends with a facial cleanser system, a shower wand for a full body spa-like experience, and salon at-home manicure and pedicure solutions.  VITAFUSION launched POWER ZINC™, Elderberry gummies in both adult and kids’ variants, and Super Immune Support to capitalize on increased consumer interest in immunity.”

Outlook for 2021

Mr. Farrell stated, “We are off to a strong start.  We continue to expect 2021 to be another strong year with adjusted EPS of $3.00 to $3.06, an increase of 6-8%, driven by operating income growth.¹  Higher sales growth is expected to overcome lower expectations for gross margin improvement, resulting in no change to our full year EPS outlook.  This reflects continued strong business performance in-line with our Evergreen model.”

Mr. Farrell continued, “Our revenue picture continues to strengthen.  We now expect full year 2021 reported sales growth to be 5-6% (initial outlook of approximately 4.5%) and organic sales growth to be 4-5% (initial outlook of approximately 3%).  This follows almost 5% organic growth in Q1 which was on top of 9% growth in Q1 last year.

“Raw material and transportation costs began rising in Q1. The Texas freeze in March exacerbated the situation causing costs to spike. As a result, we expect an incremental $90 million in full year input costs which have been partially offset by a reduction in coupons and promotions and announced price increases.  Consequently, we now expect full year gross margin to be flat to 2020 and adjusted operating profit margin expansion of 80 basis points (initial outlook of 100 basis points), which exceeds our Evergreen model of +50 basis points.¹  The 2021 effective tax rate is now expected to be approximately 22% (initial outlook 21-22%).  Our expectation for cash flow from operations continues to be approximately $1 billion.  We continue to pursue accretive acquisitions that meet our strict criteria.

“For Q2, we expect reported sales growth of approximately 4.5%, organic sales growth of approximately 4.0%, and gross margin contraction of 350 basis points as we lap artificially low promotional levels last year.  Our announced price increases to offset commodity and transportation costs will take effect in Q3.  Adjusted EPS is expected to be $0.69 per share, a 10.4% decrease from last year’s adjusted Q2 EPS, which includes a $0.04 negative impact related to a voluntary recall of selected lots for our vitamin business.¹  At this time there is no material effect on the Company’s full year EPS outlook.  Our Q2 EPS outlook includes higher marketing dollars versus a year ago to support our new product launches.”

¹ This press release does not provide a forward-looking reconciliation of adjusted EPS to reported EPS and adjusted operating margin to reported operating margin, the most directly comparable GAAP financial measures, expected for 2021 or the second quarter of 2021, because we are unable to provide such a reconciliation without unreasonable effort.  We have excluded the changes in the Company’s potential earn-out liability from our acquisition of the FLAWLESS business from our expected adjusted EPS and adjusted operating margin for these periods.  We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs.  Our inability to provide a reconciliation to GAAP EPS and operating margin for future periods is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis or on an annual basis.  For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

² See non-GAAP reporting reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) will host a conference call to discuss first quarter 2021 results on April 29, 2021 at 10:00 a.m. (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 8464778.  A replay will be available at 855-859-2056 using the same access code through the close of business on May 6, 2021.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®,

OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, FLAWLESS®, and ZICAM®.  These thirteen key brands represent approximately 80% of the Company’s products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER® brand introduced the first nationally distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  In 2020, our continued progress earned public recognition, including the 2020 Newsweek’s Most Sustainable Companies list, the EPA’s Green Power Partnership Top 100 list, the 2020 Forbes Magazine: Americas Best-in-State Employer Award and the FTSE4Good Index Series.

For more information, see the Church & Dwight 2020 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from nationwide or local or regional outbreaks or increases in infections and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact of the CARES Act and other governmental actions; the impact of continued shifts in consumer behavior, including accelerating shifts to online shopping; unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; the impact of inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10Q.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons.  The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for these reconciliations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	March 31, 2021	March 31, 2020
Net Sales	$1,238.9	$1,165.2
Cost of sales	688.0	633.2
Gross Profit	550.9	532.0
Marketing expenses	98.7	96.4
Selling, general and administrative expenses	149.6	121.0
Income from Operations	302.6	314.6
Equity in earnings of affiliates	2.6	1.6
Other income (expense), net	(14.2)	(16.8)
Income before Income Taxes	291.0	299.4
Income taxes	70.3	69.6
Net Income	$220.7	$229.8
Net Income per share - Basic	$0.90	$0.94
Net Income per share - Diluted	$0.88	$0.92
Dividends per share	$0.25	$0.24
Weighted average shares outstanding - Basic	245.2	245.6
Weighted average shares outstanding - Diluted	249.8	251.0

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	March 31, 2021	December 31, 2020
Assets
Current Assets
Cash and Cash Equivalents	$127.5	$183.1
Accounts Receivable	405.8	398.8
Inventories	541.3	495.4
Other Current Assets	37.2	35.1
Total Current Assets	1,111.8	1,112.4
Property, Plant and Equipment (Net)	611.7	612.8
Equity Investment in Affiliates	9.9	9.1
Trade Names and Other Intangibles	3,079.4	3,110.2
Goodwill	2,229.6	2,229.6
Other Long-Term Assets	338.5	340.4
Total Assets	$7,380.9	$7,414.5
Liabilities and Stockholders’ Equity
Short-Term Debt	$282.2	$351.4
Other Current Liabilities	992.1	1,037.2
Total Current Liabilities	1,274.3	1,388.6
Long-Term Debt	1,813.1	1,812.5
Other Long-Term Liabilities	1,082.3	1,193.0
Stockholders’ Equity	3,211.2	3,020.4
Total Liabilities and Stockholders’ Equity	$7,380.9	$7,414.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	March 31, 2021	March 31, 2020

Net Income	$220.7	$229.8

Depreciation and amortization	54.9	46.2
Change in fair value of business acquisition liabilities	(19.0)	(27.0)
Deferred income taxes	8.1	8.1
Non-cash compensation	3.1	2.7
Gain on sale of assets	-	(3.0)
Other	0.8	1.8
Subtotal	268.6	258.6

Changes in assets and liabilities:
Accounts receivable	(8.3)	(8.3)
Inventories	(46.3)	15.2
Other current assets	1.9	(5.0)
Accounts payable and accrued expenses	(168.1)	(74.0)
Income taxes payable	55.0	54.0
Other	(2.6)	(4.0)
Net cash from operating activities	100.2	236.5

Capital expenditures	(26.3)	(16.8)
Proceeds from sale of assets	-	7.0
Other	(3.7)	(1.6)
Net cash (used in) investing activities	(30.0)	(11.4)

Net change in short-term debt	(69.0)	719.9
Payment of cash dividends	(61.9)	(59.0)
Proceeds from stock option exercises	5.9	9.3
Deferred financing and other	-	(0.1)
Net cash (used in) provided by financing activities	(125.0)	670.1

F/X impact on cash	(0.8)	(4.3)

Net change in cash and cash equivalents	$(55.6)	$890.9

2021 and 2020 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2021	3/31/2020	Change
Household Products	$495.2	$494.3	0.2%
Personal Care Products	447.2	396.7	12.7%
Consumer Domestic	$942.4	$891.0	5.8%
Consumer International	216.4	198.6	9.0%
Total Consumer Net Sales	$1,158.8	$1,089.6	6.4%
Specialty Products Division	80.1	75.6	6.0%
Total Net Sales	$1,238.9	$1,165.2	6.3%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 3/31/2021

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	6.3%	6.4%	5.8%	9.0%	6.0%
Less:
Acquisitions	0.5%	0.5%	0.7%	0.0%	0.0%
Add:
FX / Other	-0.9%	-1.1%	0.0%	-5.8%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.9%	4.8%	5.1%	3.2%	6.0%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended March 31, 2021		For the quarter ended March 31, 2020		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$149.6	12.1%	$121.0	10.4%	170	bps
Flawless Earn-Out Adjustment	19.0	1.5%	27.0	2.3%	-80	bps
Gain on Sale of International Brand	-	-	3.0	0.3%	-30	bps
SG&A - Adjusted (non-GAAP)	$168.6	13.6%	$151.0	13.0%	60	bps

	For the quarter ended March 31, 2021		For the quarter ended March 31, 2020		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$302.6	24.4%	$314.6	27.0%	-260	bps
Flawless Earn-Out Adjustment	-19.0	-1.5%	-27.0	-2.3%	80	bps
Gain on Sale of International Brand	-	-	-3.0	-0.3%	30	bps
Income From Operations - Adjusted	$283.6	22.9%	$284.6	24.4%	-150	bps

	For the quarter ended March 31, 2021		For the quarter ended March 31, 2020		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.88		$0.92		-4.3%
Flawless Earn-Out Adjustment	-0.05		-0.08		3.3%
Gain on Sale of International Brand	-		-0.01		1.0%
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.83		$0.83		0.0%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	June 30, 2021	December 31, 2021
Reported Sales Growth	4.5%	5% - 6%
Less: Acquisition	-0.2%	-1.0%
Add: FX / Other	-0.3%	-

Organic Sales Growth	4.0%	4% - 5%